Exhibit No. EX-99(h)(4)


                          EXPENSE LIMITATION AGREEMENT

                      GARTMORE MORLEY ENHANCED INCOME FUND
                     (formerly Morley Enhanced Income Fund)


         EXPENSE LIMITATION AGREEMENT, effective as of February 28, 2005, by and between GARTMORE MORLEY CAPITAL MANAGEMENT, INC. (formerly Morley Capital Management, Inc.) (the "Investment Adviser") and GARTMORE MUTUAL FUNDS (formerly Nationwide Mutual Funds), a Delaware statutory trust (the "Trust"), on behalf of the Gartmore Morley Enhanced Income Fund (formerly Morley Enhanced Income Fund) (the "Fund").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open end-diversified management company of the series type, and the Fund is a series of the Trust; and

         WHEREAS, the Trust and the Investment Adviser have entered into an Investment Advisory Agreement (the "Advisory Agreement"), pursuant to which the Investment Adviser renders investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

         WHEREAS, the Trust and the Investment Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund would normally be subject during its start-up period.

         NOW, THEREFORE, the parties hereto agree as follows:

1.       EXPENSE LIMITATION.
         -------------------

         1.1. APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses incurred by the Fund or a class of the Fund in any fiscal year, including but not limited to investment advisory fees of the Investment Adviser (but excluding interest, taxes, brokerage commissions and other costs incurred in connection with the purchase and sale of portfolio securities, Rule 12b-1 fees, fees paid pursuant to an Administrative Services Plan, short sale dividend expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles, expenses incurred by the Fund in connection with any merger or reorganization, and other extraordinary expenses not incurred in the ordinary course of the Fund's business) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Adviser.

         1.2. OPERATING EXPENSE LIMIT. The Operating Expense Limit in any year shall be a percentage of the average daily net assets of each class of the Fund as described in Exhibit A, or such other rate as may be agreed to in writing by the parties. The parties hereby agree that the Operating Expenses Limit described in Exhibit A will not be increased before the date listed on Exhibit A.

         1.3. METHOD OF COMPUTATION. To determine the Investment Adviser's liability with respect to the Excess Amount, each day the Fund Operating Expenses shall be annualized as of that day for each class of the Fund. If the annualized Fund Operating Expenses for any day exceed the Operating Expense Limit of the Fund class, the Investment Adviser shall (i) on a daily basis waive or reduce its advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount which does not exceed the Operating Expense Limit and/or (ii) on a monthly basis remit to the Fund an amount that, together with the waived or reduced advisory fee, is sufficient to satisfy such Excess Amount.

         1.4. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Investment Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.       REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.
         --------------------------------------------------------

         2.1. REIMBURSEMENT. If in any fiscal year during which total Fund assets are greater than $100 million and in which the Investment Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses for the fiscal year are less than the Operating Expense Limit for that year, subject to quarterly approval by the Trust's Board of Trustees as provided in
Section 2.2 below, the Investment Adviser shall be entitled to reimbursement by the Fund, in whole or in part as provided below, of the advisory fees waived or reduced and other payments remitted by the Investment Adviser to the Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Investment Adviser may be entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all advisory fees previously waived or reduced by the Investment Adviser and all other payments remitted by the Investment Adviser to the Fund or a class of the Fund (as appropriate), pursuant to Section 1 hereof, during any of the previous five (5) fiscal years less any reimbursement previously paid by such Fund to the Investment Adviser, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

         2.2. BOARD APPROVAL. No reimbursement shall be paid to the Investment Adviser pursuant to this provision in any fiscal year, unless the Trust's Board of Trustees has determined that the payment of such reimbursement is appropriate in light of the terms of the this Agreement. The Trust's Board of Trustees shall determine quarterly in advance whether any reimbursement may be paid to the Investment Adviser in such quarter.

         2.3. METHOD OF COMPUTATION. To determine the Fund's payments, if any, to reimburse the Investment Adviser for all or any portion of the Reimbursement Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month are less than the Operating Expense Limit for that class for that year, the Fund, only with the prior approval of the Board, shall pay to the Investment Adviser an amount sufficient to increase the annualized Fund Operating Expenses to an amount no greater than the Operating Expense Limit for that year, provided that such amount paid to the Investment Adviser will in no event exceed the total Reimbursement Amount. If the annualized Fund Operating Expenses for the Fund are greater than the Operating Expense Limit for one or more months in a quarter and less the remaining month(s), the calculation described in this section will be made on a monthly basis and the net amount of the monthly calculations will be presented to the Board for approval.

         2.4. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.       TERM AND TERMINATION OF AGREEMENT.
         ----------------------------------

         This Agreement shall continue in effect for the period listed on Exhibit A for any Fund covered by the Agreement and then unless this Agreement is terminated earlier as provided below, from year to year thereafter provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"), provided however, that the reimbursements described in Section 2 will not continue for more than five years after the Fund's commencement of operations. In order to terminate the Agreement, the Investment Adviser must give at least 30 days' prior written notice to the Trust prior to the end of the period listed on Exhibit A or the end of the annual renewal. Regardless of any other termination provisions, the provisions contained in Section 2 of this Agreement relating to the reimbursement of the Investment Adviser for fee waivers and expense reimbursements previously made by the Investment Adviser on behalf of the Fund shall survive the termination of the Agreement.

4.       MISCELLANEOUS.
         --------------

         4.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         4.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

         4.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                      GARTMORE MUTUAL FUNDS
                                      (formerly Nationwide Mutual Funds)


                                      By: /s/ JAMES BERNSTEIN
                                          --------------------------------------
                                      Name: James Bernstein
                                      Title: Assistant Secretary

                                      GARTMORE MORLEY CAPITAL MANAGEMENT, INC.
                                      (formerly Morley Capital Management, Inc.)


                                      By: /s/ ERIC MILLER
                                          --------------------------------------
                                      Name: Eric Miller
                                      Title: SVP

                                    EXHIBIT A
                           to the Amended and Restated
                      Expense Limitation Agreement between
                              GARTMORE MUTUAL FUNDS
                                       and
                    GARTMORE MORLEY CAPITAL MANAGEMENT, INC.

                                December 29, 1999
                         (as amended February 28, 2005)

NAME OF FUND/CLASS                             EXPENSE LIMITATION FOR FUND/CLASS
------------------                             ---------------------------------

Gartmore Morley Enhanced Income Fund
   (formerly Morley Enhanced Income Fund)
       Institutional Service Class                        0.45%
       Class A                                            0.45%
       Institutional Class                                0.45%
       Class R                                            0.45%

------------

Effective until at least May 1, 2006. These expense limitations may be revised to decrease the limitations after the expiration of the agreed upon term, if mutually agreed upon by the parties. They may also be revised to increase the limitations at any time if mutually agreed upon by the parties.

                                        GARTMORE MUTUAL FUNDS


                                        By: /s/ ERIC MILLER
                                            ------------------------------------
                                        Name: Eric Miller
                                        Title: Secretary

                                        ARTMORE MORLEY CAPITAL MANAGEMENT, INC.


                                        By: /s/ ERIC MILLER
                                            ------------------------------------
                                        Name: Eric Miller
                                        Title: SVP